SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into as of December 23, 2009 between China Direct Industries, Inc., a Florida corporation (the “Company”) and Andrew Wang (“Employee”).

        WHEREAS, the Company desires to employ Employee as its Chief Financial Officer and Executive Vice President and Employee desires to serve in such capacity on behalf of the Company.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

        1. Definitions

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.  Non-capitalized terms shall have their ordinary meanings.

“Affiliate” shall mean any person, limited liability company, corporation, partnership, association or any other entity controlling, controlled by or under common control with the Company. “Control” shall mean the ownership by the Company of greater than fifty (50%) of the voting interests of such person or any other such arrangement as constitutes the possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract or otherwise.

“Base Salary” shall mean the weekly or monthly base salary, as the context requires, of Employee as of the effective date of termination of Employee’s employment.

“Cause” shall mean

(a) any violation by Employee of the Company’s Code of Business Conduct or any other material Company policy applicable to Employee;

(b) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company by Employee;

(c) the conviction of Employee for (or the pleading by Employee of nolo contendere to) any crime which constitutes a felony, or a misdemeanor involving moral turpitude, or which, in the reasonable opinion of the Company, has caused material embarrassment to the Company;

(d) the gross neglect or willful failure by Employee to perform his duties and responsibilities in all material respects, if such breach of duty is not cured within 10 days after receipt of written notice thereof to Employee by the Company or its Board of Directors; or

(e) Employee’s failure to obey the reasonable and lawful orders or instructions of the Chief Executive Officer or the Board of Directors, unless such failure is cured within 10 days after receipt of written notice thereof to Employee by the Company or the Board of Directors.

For purposes of clause (d), no act, or failure to act, on the part of Employee shall be deemed “willful” unless done, or omitted to be done, by Employee other than in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

“Change of Control” shall mean the occurrence of any of the following events:

(i) the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as such term is defined in Rule 13d–3 and Rule 13d–5 under the Exchange Act), directly or indirectly, of  75% or more of the voting interests of the Company; or

(ii) the Company’s Board of Directors shall approve a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(iii) the Company’s Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) above, and such transaction shall have been consummated.

 “Good Reason” shall mean

(a) that without Employee’s prior written consent and in the absence of Cause, one or more of the following events occurs:

(i) any materially adverse change in Employee’s authority, duties, or responsibilities or any assignment to Employee of duties and responsibilities materially inconsistent with those normally associated with Employee’s position; or

(ii) a reduction in Employee’s salary or benefits, to the extent a reduction in benefits represent reductions not experienced in general by other senior executives; or

(iii) Employee is required to be primarily based at any office more fifty (50) miles outside the metropolitan area of Employee’s then current business address, excluding travel required in the performance of Employee’s responsibilities.  In this regard, Employee hereby acknowledges that Employee will be required as part of his responsibilities to spend a significant amount of time working at the Company’s offices located in the Peoples Republic of China; and

(b) within sixty (60) calendar days of learning of the occurrence of any event specified in clause (a), and in the absence of any circumstances that constitute Cause, Employee terminates employment with the Company, by written notice to the Company; provided, however, that the events set forth in subparagraphs (a)(i), (a)(ii) or (a)(iii) shall not constitute Good Reason for purposes of this Agreement unless, within thirty (30) calendar days of Employee’s learning of such event, Employee gives written notice of the event to the Company, and the Company fails to remedy such event within thirty (30) calendar days of receipt of such notice.

“Permanent Disability” shall mean Employee’s inability to perform such Employee’s duties and responsibilities for a period of 90 consecutive days or 120 non-consecutive days, in either event in any 12 month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by a physician selected in good faith by the Company.

2.  Employment.  The Company hereby employs Employee as its Chief Financial Officer and Executive Vice President in accordance with the terms set forth in Offer Letter attached hereto as Exhibit “A”.

3. Termination without Cause.  Subject to the provisions of Section 4 below, in the event that the employment of Employee is terminated by the Company without Cause (i) after a Change of Control as discussed in Section 3 below; (ii) upon the death or Permanent Disability of Employee; or (iii) a Change of Control occurs and the employment of Employee is terminated (other than upon the death or Permanent Disability of Employee) either (a) without Cause within two years of the Change of Control, or (b) by Employee for Good Reason within two years of the Change of Control, Employee shall be entitled to a lump sum severance payment equal to four (4) months of Base Salary.

4. Conditions to and Timing of Payments.  No severance payment shall be made to Employee under this Agreement unless such Employee shall have first executed and delivered to the Company a waiver, general release and separation agreement in favor of the Company and its Affiliates releasing the Company and its Affiliates from any and all claims relating to such Employee’s (i) employment with the Company and (ii) termination of employment (the “Release”). The Release shall include confidentiality and non-disparagement provisions and shall otherwise be in form and substance satisfactory to the Company.

            5. Agreement Changes.  The Company reserves the right to amend or modify this Agreement at any time without prior notice, provided that, without the written approval of the Employee, no such amendment or modification made subsequent to the occurrence of a Change of Control shall alter or impair the benefits that might be payable to Employee hereunder as a result of a termination of employment following such Change of Control.

6. Entire Agreement; Effectiveness of Agreement. This Agreement and the accompanying offer letter sets forth the entire agreement of the parties hereto and shall supersede any and all prior agreements and understandings concerning the Employee's employment by the Company. This Agreement may be changed only by a written document signed by the Employee and the Company.

7.  Severability. If any one or more of the provisions or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

           8.  Governing Law. This agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the state of Florida without regard to rules governing conflicts of law.

9.  Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the Employee's employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Broward County, Florida pursuant to the prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The prevailing party in any such action or litigation involving this Agreement shall be entitled to recover attorney’s fees and costs from the non-prevailing party.

10.  Indemnification. During the period of time Employee is employed by the Company, the Employee shall be entitled to indemnification and insurance coverage for directors and officers liability, fiduciary liability and other liabilities arising out of the Employee's position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by the Company's certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Employee has been customarily indemnified prior to termination of employment, shall continue for at least six years following Employee’s date of termination of employment. Any indemnification agreement entered into between the Company and the Employee shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

11.  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile or nationally recognized overnight courier service, addressed as follows:

If to Employee: Andrew Wang 431 Fairway Drive Deerfield Beach, Fl 33441	If to the Company: China Direct Industries, Inc. 431 Fairway Drive Deerfield Beach, FL 33441

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

12.  Withholding. The Company may withhold from amounts payable under this Agreement any and all federal, state, and local taxes that are required to be withheld by any applicable laws and regulations. The Company may also withhold any amounts necessary pursuant to the benefit plans, policies, or arrangements of the Company or otherwise, in accordance with any applicable Company policies, laws and/or regulations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

China Direct Industries, Inc. By: /s/ Andrew Goldrich Name: Andrew Goldrich Title: Vice President - Operations
Employee /s/ Andrew Wang Andrew Wang